Exhibit 99.1

News Release

Contact:
Ed Holcomb
Corporate Controller
214-891-6546
eholcomb@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Fourth Quarter and Year-end Financial Results
DALLAS — September 15, 2005 — Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced record revenues of $79.2 million for fiscal year 2005, compared to revenues of $75.7 million for fiscal year 2004. The company reported net income of $2.5 million, or $0.22 per diluted share, for fiscal year 2005 compared to net income of $5.4 million, or $0.47 per diluted share, for the same period a year ago.
     For the year, Docucorp’s ASP hosting revenue increased 16 percent to $27.0 million, and professional services revenue increased two percent to $21.0 million. Maintenance revenue was $21.1 million, compared to $21.2 million for fiscal 2004, and license revenue decreased four percent to $10.1 million.
     For the quarter ended July 31, 2005, the company reported revenues of $19.4 million, compared to $18.6 million for the same period a year ago. Net income for the fourth quarter was $135,000, or $0.01 per diluted share, compared to net income of $1.6 million, or $0.14 per diluted share, for the fourth quarter of fiscal year 2004.
     Fourth quarter net income was less than the same period of the prior year due primarily to lower margin in the company’s ASP business, increased software amortization, expenses associated with Sarbanes-Oxley compliance, and foreign currency exchange losses.
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DOCUCORP, FOURTH QUARTER 2005 RESULTS	ADD #1
Additionally, stock-based compensation charges related to accelerated vesting of stock options and other one-time charges were incurred in the quarter.
     “I am pleased that we achieved record revenues for fiscal 2005; however, I am disappointed in the decrease in profitability,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We have taken a number of steps to improve profitability, and in fiscal 2006, we believe our net income will be positively impacted by: increased visibility and backlog of professional services projects; additional maintenance revenue; improving ASP margins; the absence of a number of one-time charges incurred during fiscal 2005; the elimination of costs associated with non-performing sales representatives; and the avoidance of future expense associated with previously granted stock options.”
     “We experienced a number of positive trends in the fourth quarter of fiscal 2005, including continued momentum in Europe, increased traction in financial services, and selling our largest Policy Xpress™ software license,” said Andereck. “We will continue to build on these successes, as well as focus our efforts on strengthening the sales and marketing organization, increasing profitability and accelerating growth.”
About Docucorp
 Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as international offices in the Benelux, DACH, Central and Eastern Europe, Middle East and Africa regions.
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DOCUCORP, FOURTH QUARTER 2005 RESULTS	ADD #2
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.
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Consolidated Statements of Operations and Balance Sheet data follow.

One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2005 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months
	Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004
Revenues
ASP hosting	$6,851	$5,554	$27,002	$23,332
Professional services	4,739	5,042	20,966	20,637
License	2,636	2,873	10,063	10,480
Maintenance	5,211	5,147	21,146	21,221

Total revenues	19,437	18,616	79,177	75,670

Cost of revenues
ASP hosting	6,337	4,431	24,195	19,023
Professional services	4,061	4,061	16,563	16,985
License	1,197	936	4,199	3,232
Maintenance	404	316	1,524	1,340

Total cost of revenues	11,999	9,744	46,481	40,580

Gross profit	7,438	8,872	32,696	35,090

Operating expenses
Product development	2,151	1,929	8,555	7,974
Sales and marketing	2,964	2,828	11,781	11,167
General and administrative	1,895	1,324	7,961	6,523

Total operating expenses	7,010	6,081	28,297	25,664

Income from operations	428	2,791	4,399	9,426

Interest expense	(128)	(140)	(570)	(620)
Other income (expense), net	(153)	105	173	385

Income before income taxes	147	2,756	4,002	9,191
Provision for income taxes	12	1,153	1,496	3,825

Net income	$135	$1,603	$2,506	$5,366

Basic net income per share	$0.01	$0.15	$0.24	$0.53

Weighted average basic shares outstanding	10,794	10,468	10,651	10,154

Diluted net income per share	$0.01	$0.14	$0.22	$0.47

Weighted average diluted shares outstanding	11,440	11,455	11,526	11,360

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	July 31,	July 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$8,381	$12,336
Accounts receivable, net of allowance of $293 and $375, respectively	17,132	16,752
Current portion of deferred taxes	170	112
Income tax receivable	248	817
Other current assets	2,559	2,461

Total current assets	28,490	32,478

Property and equipment, net of accumulated depreciation of $20,122 and $16,664, respectively	10,261	8,073
Software development costs, net of accumulated amortization of $25,909 and $22,096, respectively	13,687	12,269
Goodwill, net of accumulated amortization of $4,940	9,842	5,846
Identifiable intangibles, net of accumulated amortization of $113 and $0, respectively	907	—
Other assets	448	573

Total assets	$63,635	$59,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,423	$1,473
Accrued liabilities:
Accrued compensation	3,067	2,104
Other	1,491	1,783
Income taxes payable	403	158
Current portion of lease obligations	1,459	626
Current portion of long-term debt	3,617	3,550
Deferred revenue	11,479	12,038

Total current liabilities	23,939	21,732

Deferred taxes	5,178	4,835
Long-term lease obligations	2,303	1,716
Long-term debt	3,462	6,804
Other long-term liabilities	1,224	1,353

Commitment and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	48,035	47,350
Treasury stock at cost, 5,458,912 and 6,050,429 shares, respectively	(30,347)	(33,635)
Retained earnings	12,268	9,821
Unearned compensation	(2,100)	(402)
Foreign currency translation adjustment	(493)	(501)

Total stockholders’ equity	27,529	22,799

Total liabilities and stockholders’ equity	$63,635	$59,239